Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CIBER, Inc. for the registration of $100,000,000 of debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our reports dated March 3, 2008, with respect to the consolidated financial statements of CIBER, Inc., and the effectiveness of internal control over financial reporting of CIBER , Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
November 20, 2008